Exhibit 15.1

The Board of Directors and Shareholders

Sysco Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 and the related Prospectus of Sysco Corporation for the registration of shares of common stock for the offer and issuance under the Sysco Corporation 2013 Long-Term Incentive Plan of our report dated November 4, 2013 relating to the unaudited consolidated interim financial statements of Sysco Corporation that is included in its Form 10-Q for the quarter ended September 28, 2013.

/s/ Ernst & Young LLP
Houston, Texas
November 15, 2013